             SCHEDULE 14A - INFORMATION REQUIRED IN PROXY STATEMENT

                           [SCHEDULE 14A INFORMATION]

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Under Rule 14a-12


                    AMERICAN MEDICAL TECHNOLOGIES, INC.
                    -----------------------------------
             (Name of Registrant as Specified in its Charter)

         -----------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, If Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):
[X]    No fee required
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
       (1) Title of each class of securities to which transaction applies:

       ------------------------------------------------------------------
       (2) Aggregate number of securities to which transaction applies:

       ------------------------------------------------------------------
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

       (4)  Proposed maximum aggregate value of transaction

       ------------------------------------------------------------------
       (5)  Total fee paid:

         ----------------------------------------------------------------
[ ]    Fee paid previously with preliminary materials
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
       (1) Amount Previously Paid:

       ------------------------------------------------------------------
       (2) Form, Schedule or Registration Statement No.

       ------------------------------------------------------------------
       (3) Filing Party:

       ------------------------------------------------------------------
       (4) Date Filed:

       ------------------------------------------------------------------

                       AMERICAN MEDICAL TECHNOLOGIES, INC.
                               5555 BEAR LANE
                          CORPUS CHRISTI, TEXAS 78405


                     NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BEHELD ON MAY 2, 2001

TO THE STOCKHOLDERS:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of American Medical Technologies, Inc. (the "Company") will be held at the Town Club, 6th Floor, 800 N. Shoreline Blvd., Corpus Christi, Texas, on Wednesday, May 2, 2001, at 10:00 a.m. local time, for the following purposes:

    (1)  to elect three directors for a term of three years; and

    (2) to transact such other business as may properly come before the meeting or any adjournment thereof.

    Only stockholders of record at the close of business on March 22, 2001 are entitled to vote at the Annual Meeting.

    YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. RETURNING THE ENCLOSED PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON OR ATTEND THE ANNUAL MEETING.

                                          By Order of the Board of Directors


                                          ------------------------------------
                                          John E. Vickers, III, Secretary


April 2, 2001

                     AMERICAN MEDICAL TECHNOLOGIES, INC.

                           --------------------
                             PROXY STATEMENT
                           --------------------


                           GENERAL INFORMATION

         This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of American Medical Technologies, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") of the Company to be held at the Town Club, 6th Floor, 800 N. Shoreline Dr., Corpus Christi, Texas at 10:00 a.m., local time, on Wednesday, May 2, 2001, and at any and all adjournments thereof, for the purposes set forth in the accompanying notice. This Proxy Statement is being sent to stockholders on or about April 3, 2001.

         A proxy may be revoked at any time before it is exercised by delivering written notice to the Secretary of the Company, executing and delivering a later dated proxy or voting in person at the Annual Meeting. Unless revoked, the shares represented by the proxy will be voted in accordance with the specifications made. IF NO SPECIFICATIONS ARE MADE, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS AS PROPOSED IN THIS PROXY STATEMENT. The Board does not intend to present any other matters at the Annual Meeting. However, should any other matters properly come before the Annual Meeting, it is the intention of such proxy holders to vote the proxies in accordance with their best judgment.

         The cost of solicitation of proxies by the Board will be borne by the Company. Such solicitation will be made by mail and may also be made by directors, officers and employees of the Company personally or by telephone, facsimile or other electronic means, without additional compensation. In addition, Corporate Investor Communications, Inc., a proxy soliciting firm, has been retained by the Company to assist in the solicitation at a cost of approximately $5,000, plus out-of-pocket expenses. Proxy materials may also be distributed through brokers, custodians and other like parties to the beneficial owners of common stock of the Company ("Common Stock"), and the Company will reimburse such parties for their reasonable expenses incurred in connection therewith.

         Only holders of record of Common Stock at the close of business on March 22, 2001 (the "Record Date") are entitled to vote at the Annual Meeting or any adjournments thereof. As of the Record Date, there were 7,081,097 shares of Common Stock outstanding. Each share of Common Stock entitles the owner to one vote. The presence at the meeting in person or by proxy of a majority of the shares of the Company's Common Stock outstanding on the Record Date will constitute a quorum to transact business at the Annual Meeting.

                     PRINCIPAL STOCKHOLDERS OF THE COMPANY
                     AND SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth certain information regarding the ownership of the Common Stock as of March 15, 2001, except as otherwise indicated, by each current director, each director nominee, each of the executive officers named in the Summary Compensation Table under "Executive Compensation," all current directors and executive officers as a group, and each person who is known by the Company to own beneficially 5% or more of the Company's outstanding shares of Common Stock (each, a "5% Owner").

                                                   NUMBER OF           PERCENT OF
         NAME (1)                                 SHARES (2)            CLASS (3)
         --------                                 ----------            ---------
         William D. Myers                         1,084,714 (4)           15.2
         Ben J. Gallant                             956,864               13.4
         Irene M. Myers                             549,072 (4)            7.8
         Ultrak, Inc.                               540,000                7.1
         Michael F. Radner                          532,601 (5)            7.5
         Charles A. Nichols                         498,482                7.0
         William D. Maroney                         410,996 (6)            5.7
         Wayne A. Johnson II                        255,309 (7)            3.6
         John E. Vickers III                         99,450                1.4
         William S. Parker                           31,550                 *
         Bertrand R. Williams, Sr.                    9,861                 *
         Gary Chatham                                 7,865                 *
         Hans H. Nahme                                   --                --
         John A. Miller                                  --                --
          All current executive officers and
           directors as a group (13 persons )     2,278,486(8)            31.9

       * Less than one percent.

(1) The business addresses of the 5% Owners are as follows: William D. Myers and Irene M. Myers, 29877 Telegraph Road, Southfield, Michigan 48034; Ben
       J. Gallant, Williams D. Maroney and Charles A. Nichols, 5555 Bear Lane, Corpus Christi, Texas 78405; Michael F. Radner, 18860 West Ten Mile Road, Southfield, Michigan 48075; Ultrak, Inc., 1301 Water's Ridge Dr., Lewisville, Texas 75057.

(2) The column sets forth shares of Common Stock which are deemed to be "beneficially owned" by the persons named in the table under Rule 13d-3 of the SEC, including shares of Common Stock that may be acquired upon the exercise of stock options or warrants that are presently exercisable or become exercisable within 60 days, as follows: Ben J. Gallant - 15,000 shares; William D. Myers - 2,128 shares; William D. Maroney - 478 shares; Charles A. Nichols - 780 shares; Wayne A. Johnson, II - 780 shares; John
       E. Vickers - 10,000 shares; William S. Parker - 31,250 shares; Ultrak, Inc. - 540,000 shares; Bertrand R. Williams, Sr. - 2,340 shares; and all executive officers and directors as a group - 68,593 shares. Each of the persons named in the table has sole voting and investment power with respect to all shares beneficially owned by them, except as described in the following footnotes.

(3) For purposes of calculating the percentage of Common Stock beneficially owned by any person in the table, the shares issuable to such person under stock options or warrants exercisable currently or within 60 days are considered outstanding and are added to the shares of Common Stock actually outstanding.

(4)    The number of shares is based on information contained in an amended
       Schedule 13D, dated April 23, 2000, filed with the Securities and Exchange Commission by Dr. William D. Myers and his spouse, Irene Myers. Includes 533,514 owned by Dr. Myers, 2,128 shares which Dr. Myers has the right to acquire currently or within the next 60 days, 399,072 shares of Common Stock owned jointly by Dr. and Mrs. Myers and 150,000 shares owned individually by Irene Myers.

(5)    The number of shares is based on information contained in an amended
       Schedule 13D, dated April 18, 2000, filed with the Securities and Exchange Commission by Mr. Radner.

(6) Includes 316,359 shares of Common Stock owned by Mr. Maroney's wife, Aimee Maroney, as to which Mr. Maroney shares voting and dispositive power.

(7) Includes 37,975 shares of Common Stock owned by three family trusts for which Mr. Johnson is the trustee.

(8) Includes the shares described in footnotes 2 (other than shares beneficially owned by William D. Myers, and Ultrak, Inc.), 6 and 7.

                              ELECTION OF DIRECTORS

GENERAL

         The Company's Certificate of Incorporation divides the directors into three classes, the terms of which expire as set forth below. At each annual meeting, the stockholders of the Company will elect directors to three-year terms to replace those directors whose terms expire at that annual meeting. The term of office of the directors elected at this year's Annual Meeting will continue until the 2004 annual stockholders meeting.

         The Board recommends a vote FOR the nominees for election. THE PERSONS NAMED IN THE ACCOMPANYING FORM OF PROXY WILL VOTE FOR THE ELECTION OF THE NOMINEES UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES. The election of directors requires a plurality of the votes cast. If any nominee at the time of election is unable to serve, or otherwise is unavailable for election, and if other nominees are designated, the persons named in such proxy will have discretionary authority to vote or refrain from voting in accordance with their judgment on such other nominees. If any nominees are substituted by the Board, the persons named in the accompanying form of proxy intend to vote for such nominees. Management is not aware of the existence of any circumstance which would render the nominees named hereunder unavailable for election. All of the nominees are currently directors of the Company.

NOMINEES

         The Board presently consists of eight directors, three of whom are standing for election at the Annual Meeting. Information with respect to the nominees for election and for the other directors continuing in office is set forth below.

                     NOMINEES FOR DIRECTOR - TERM EXPIRING IN 2004

                    Name, Principal, Occupation, Business Experience                                              Year First
               During the Last Five Years and Other Current Directorships                                Age    Became Director
Wayne A. Johnson, II......................................................................................52          1996
Mr. Johnson is currently general counsel for T-NETIX, Inc., a company engaged in providing specialized telephone call processing and other services to the corrections industry. He is also legal counsel for, and a director and secretary/treasurer of, 4-0 Studio, Inc., a personalized fitness and nutrition concept center which he co-founded in January 1997. Mr. Johnson acted as
President of 4-0 Studio from its inception through February 1999. From January
1996 to January 2000, Mr. Johnson served as a legal counsel to Racer Components,
Inc. and Automotive Digital Systems, Inc., manufacturers and marketers of automotive performance and racing products. Mr. Johnson served as a director of
Texas Airsonics, Inc., from 1984 until its acquisition by the Company in July
1996.

John E. Vickers III.......................................................................................54          1996
Mr. Vickers was appointed Chief Operating Officer of the Company in May 2000. He
previously served the Company as Executive Vice President from August 1998 to
May 2000 and as Senior Vice President - Operations from November 1996 to August
1998. Mr. Vickers had served as Texas Airsonics Inc.'s chief financial officer and legal counsel from June 1993 until its acquisition by the Company in July
1996 and had various operating responsibilities with Texas Airsonics. From
December 1991 until July 1994, Mr. Vickers was of counsel to the law firm of
Novak, Vickers and Burt and practiced law for over 25 years.


WILLIAM S. PARKER.........................................................................................55          1999
Mr. Parker was appointed Senior Vice President - Dental of the Company in August
1998. He had been a consultant, then an employee of the Company in charge of product development since 1991. He is chiefly responsible for the Company's product development. From 1976 to 1991, he was the president and co-founder of the New Directions Group, Inc., a management consulting firm which had clients such as Ford, Exxon Enterprises, AT&T and Ross Laboratories.

                      INCUMBENT DIRECTORS - TERM EXPIRING IN 2002

                    Name, Principal, Occupation, Business Experience                                               Year First
               During the Last Five Years and Other Current Directorships                                Age    Became Director
Ben J. Gallant............................................................................................67          1996
Mr. Gallant has been the Company's President and Chief Executive Officer since
November 1996 and served as its Chief Operating officer from September 1996 to
May 2000. Mr. Gallant was a founder of Texas Airsonics, Inc., served as a director and chairman of the board since that company's inception in 1982, and was elected president and chief executive officer in 1991. He is chiefly responsible for the design and development of the Company's KCP and industrial product lines.

GARY A. CHATHAM...........................................................................................56          1999
Mr. Chatham currently serves as senior consultant to Valls Group, an international trade services provider, a position he has held since November
1990. His main responsibilities include major international business projects, warehouse development, materials handling systems and management and information systems. From 1981 to 1990, he operated Gary Chatham and Associates, a project planning and management consulting firm. Mr. Chatham was also a director of
Texas Airsonics, Inc. from 1988 until its merger with the Company in August
1996.

                      INCUMBENT DIRECTORS - TERM EXPIRING IN 2003

                    Name, Principal, Occupation, Business Experience                                              Year First
               During the Last Five Years and Other Current Directorships                                Age    Became Director
WILLIAM  D. MARONEY.......................................................................................63          1997
Mr. Maroney is a private investor. From January 1987 to December 1996, Mr.
Maroney had been in private law practice in New York, New York. Prior thereto,
Mr. Maroney was a senior tax counsel for ITT Corporation. Mr. Maroney previously served as a director of the Company from May 1990 to May 1993.

BERTRAND R. WILLIAMS, SR..................................................................................72          1990
Mr. Williams has been the chief executive officer of Global Focus Marketing and
Distribution ("GFMD") since February 1995. GFMD sells specialized clinical laboratory supplies and diagnostics, research and industrial equipment. Prior to founding GFMD, Mr. Williams had been the chief executive officer of Rupp &
Bowman Company, a marketer of high technology medical equipment and diagnostics for more than 30 years. Since 1981, he has also been chairman of the board and chief executive officer of Immuno Concepts, Inc., a manufacturer of immuno-diagnostic and virology products in Sacramento, California.

CHARLES A. NICHOLS........................................................................................76          1996
Mr. Nichols is a pharmacist at Southside Pharmacy, Inc., in Corpus Christi,
Texas, where he has been the President since 1954. Mr. Nichols was one of the founders of Texas Airsonics, Inc. and served as a director from that company's inception in 1982 until its acquisition by the Company in July 1996. He also served as treasurer for Texas Airsonics from 1989 to 1996.

BOARD MEETINGS AND COMMITTEES

         During 2000, there were four Board meetings held. Each director attended 75% or more of the total number of meetings of the Board and committees of which he was a member in 2000.

         The Company's Board has several standing committees, including a Compensation Committee and an Audit Committee. The members of each committee serve without additional compensation. The Company's Board does not have a nominating committee or a committee serving a similar function.

         The Compensation Committee met two times in 2000. The current members of the Compensation Committee, none of whom are employees of the Company, are Wayne A. Johnson, II, William D. Maroney and Bertrand R. Williams, Sr. The functions of this Committee are to establish and administer the Company's executive compensation plans and the compensation of executive management.

         The Audit Committee of the Board held one meeting during 2000. The current members of the Audit Committee, none of whom are employees of the Company, are Charles A. Nichols, Wayne A. Johnson II and William D. Maroney. The functions of the Audit Committee are primarily to oversee the financial reporting process, and also include reviewing the adequacy of the Company's system of internal controls and accounting practices, reviewing the scope of the annual audit performed by the Company's independent auditors and reviewing the Company's annual audited and quarterly financial statements and other matters set forth in its charter, a copy of which is attached hereto as Appendix A.

REPORT OF THE AUDIT COMMITTEE

         In accordance with its charter, the Audit Committee provides assistance to the Board in fulfilling its responsibility to the shareholders, potential shareholders and investment community relating to corporate accounting, reporting practices and the quality and integrity of the financial reports of the Company. Each Audit Committee member is "independent," as defined in Rule 4200(a)(14) of the National Association of Securities Dealers Listing Standards.

         The Audit Committee received from the independent auditors and reviewed a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence.

         The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees," and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements.

         The Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements of the Company as of and for the fiscal year ended December 31, 2000.

         Based on the above-mentioned reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:  CHARLES A. NICHOLS
                  WAYNE A. JOHNSON II
                  WILLIAM D. MARONEY

                            EXECUTIVE COMPENSATION

SUMMARY

         The following table provides a summary of compensation paid or accrued by the Company and its subsidiaries during 2000, 1999 and 1998 to or on behalf of the Company's Chief Executive Officer and each of the four other executive officers, as of December 31, 2000, who earned in excess of $100,000 in salary and bonus in 2000 (the "Named Officers").

                          SUMMARY COMPENSATION TABLE

                                                                                      Long Term
                                                                                 Compensation Awards
                                                 Annual Compensation            --------------------         All Other
Name and                                        ---------------------           Securities Underlying     Compensation
Principal Position                      Year     Salary($)      Bonus($)(a)        Option/SARs (#)           ($) (b)
-------------------------------------------------------------------------------------------------------------------------
Ben J. Gallant                          2000     250,000            -0-               150,000                 9,709
Chief Executive Officer                 1999     225,000         10,000                37,500                 8,911
   and President                        1998     225,000         30,000                    --                 5,684

John E. Vickers III                     2000     175,000             -0-               75,000                   500
Chief Operating Officer                 1999     150,000           7,500               25,000                   500
                                        1998     150,000          25,000                   --                   500

William S. Parker                       2000     135,000            -0-               100,000                   500
Senior Vice President - Dental          1999     131,625          7,500                25,000                   500
                                        1998     110,800         20,000                    --                   500

Hans H. Nahme                           2000     135,000           -0-                 35,000                   500
Vice President Sales - International    1999      68,750          7,500                 5,000                   -0-

John A. Miller                          2000     135,000           -0-                 35,000                   -0-
Vice President Sales - Domestic         1999      80,000          5,000                 5,000                   -0-

------------------
(a) The Compensation Committee has not yet made a determination as to whether to pay any bonus for 2000.

(b) Includes $500 401(k)  contribution  matching (other than for
    Mr. Miller) and, with respect to Mr. Gallant, $9,209 for life insurance premiums, paid during 2000.

OPTION GRANTS

       The following table provides information with respect to options granted to the Named Officers during 2000.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                             Individual grants
                           -----------------------------------------------------
                                                                                       Potential realizable
                                                                                         value at assumed
                                                                                          annual rates of
                             Number of        % of                                        stock price
                           Securities       options                                    appreciation for
                            Underlying     granted to    Exercise                         Option term (b)
                             Options      employees in   or base      Expiration           ---------------
                           Granted (a)    fiscal year  price ($/sh)      date              5%($)     10%($)
                           -----------    -----------  ------------    ---------         --------   --------
Ben J. Gallant                 150,000       37.5%         $1.38        8/7/2010         $130,500   $330,000
John E. Vickers III            100,000       25.0%         $1.38        8/7/2010         $ 87,000   $220,000
William S. Parker               55,000       13.8%         $1.38        8/7/2010         $ 47,850   $121,000
Hans H. Nahme                   35,000        8.8%         $1.38        8/7/2010         $ 30,450   $ 77,000
John A. Miller                  35,000        8.8%         $1.38        8/7/2010         $ 30,450   $ 77,000

---------------------------

     (a) These options were granted August 8, 2000 under the Company's Non-Qualified and Long-Term Incentive Plan and vest at the rate of 33.3% per year, beginning on the first anniversary of the grant date, or immediately upon a change in control of the Company.

     (b) Represents the value of the option at the end of its term, assuming the market price of the Common Stock appreciates at annually compounded rates of 5% and 10%. These amounts represent assumed rates of appreciation only. Actual gains, if any, will be dependent on overall market conditions and on future performance of the Common Stock. There can be no assurance that the amounts reflected in the table will be achieved.


OPTION HOLDINGS

       The following table provides information with respect to the unexercised options held as of the end of 2000 by the Named Officers. The Named Officers did not exercise any options during 2000.

                       AGGREGATED OPTION/SAR EXERCISES IN
             LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

                                            Number of Unexercised                    Value of Unexercised
                                           Options/SARs at Fiscal                  In-the-Money Options/SARs
                 Name                           Year End (#)                       At Fiscal Year End ($)(a)
--------------------------------------------------------------------------------------------------------------
                                      Exercisable        Unexercisable            Exercisable    Unexercisable
                                      -----------        -------------            -----------    -------------
Ben J. Gallant                           15,000             210,000                   -0-           $42,000
John E. Vickers III                      10,000             140,000                   -0-           $28,000
William S. Parker                        31,250              85,000                   -0-           $15,400
Hans H. Nahme                              -0-               35,000                   -0-           $ 9,800
John A. Miller                             -0-               35,000                   -0-           $ 9,800

---------------------------
(a) Value was determined by multiplying the number of shares subject to an option by the difference between the closing price of the Common Stock at year end on The Nasdaq National Market and the option exercise price.

EMPLOYMENT AGREEMENTS

       Effective August 1, 1996, the Company entered into an employment agreement with Ben J. Gallant, naming Mr. Gallant as the Company's Chief Executive Officer, Chief Operating Officer and President. The employment agreement had an initial term of three years. The term of the agreement has now been extended through July 31, 2003. The employment agreement, as amended, provides for an annual base salary of $250,000, maintenance of a life insurance policy, an automobile allowance and the right to such benefits under the Company's employee benefit plans as are available to executive management. The employment agreement may be terminated at any time if Mr. Gallant commits a material criminal act, fraud, dishonesty or malfeasance with respect to the Company or his employment. In the event (i) his employment is terminated without cause, or (ii) the Company liquidates, dissolves, merges with, or transfers substantially all of its assets to a company which does not assume the Company's obligations under the employment agreement, Mr. Gallant will continue to be entitled to his base salary and health coverage through the end of the term. Mr. Gallant has agreed not to compete with the Company during his employment and for one year after termination

COMPENSATION OF DIRECTORS

       Directors who are not officers or employees of the Company are entitled to a fee of $1,000 for each Board meeting attended and are reimbursed for expenses incurred in connection with their attendance at meetings. In addition, such directors receive an annual option grant to purchase 312 shares of Common Stock at an exercise price equal to the market value per share on the date of grant. Such options become exercisable in equal annual installments over four years as long as the optionee remains a director and expire ten years after the grant date. In 2000, each director was granted an additional option to purchase 312 shares under the Long-Term Incentive Plan of Common Stock at an exercise price equal to $1.31.

COMPENSATION COMMITTEE REPORT

         The Compensation Committee, comprised of directors who are not employees of the Company, periodically reviews and makes recommendations to the Board of Directors regarding executive compensation. It is the philosophy of the Committee that the executive compensation program should allow the Company to attract, maintain and motivate quality management personnel by offering and maintaining a competitive compensation package with an appropriate relationship between executive pay and the creation and maintenance of shareholder value. In practice, the Committee's review and evaluation of compensation is general and subjective, although consistent in approach with the stated philosophy and the policies discussed in this report. The current members of the Compensation Committee are Wayne A. Johnson, II, William D. Maroney and Bertrand R. Williams, Sr. The key elements of the Company's current program include a base salary, bonus compensation linked to individual performance and Company financial performance, and equity participation through stock options. The Compensation Committee believes that its philosophy, policies and practices assist the Company in meeting its short-term and long-term business objectives and appropriately relate executive compensation to the Company's performance.

         BASE SALARY

         The Compensation Committee's policy with respect to salaries is to establish base compensation levels for executives, which are competitive in relation to other public companies of similar size and nature. The Compensation Committee will also take into consideration the executive's responsibilities, experience level, and individual performance. Salaries are reviewed periodically and are adjusted based on the recommendation of management.

         BONUS COMPENSATION

         The Company does not have a formal bonus plan. Bonuses are considered by the Committee periodically based upon individual and Company performance, with application of the philosophy and policies of the Committee described above. The Compensation Committee has not yet determined whether to award any bonuses to executive officers for 2000 performance. Such bonuses, if any, will be determined later.

         STOCK OPTIONS AND LONG-TERM COMPENSATION

         The Compensation Committee may grant stock options, restricted stock or performance shares to employees of the Company, including executive officers. Option grants become exercisable over a period of time and generally have an exercise price equal to the fair market value of the Common Stock on the grant date, creating long-term incentives to enhance the value of the Company's Common Stock. Generally, the Compensation Committee considers grants to executive officers and key managers on a periodic basis. The size and type of grants are determined based upon management's recommendation and are generally a function of the position held by an executive and the expected contribution to the Company's future growth and profitability. Options were granted in 2000 to incentivize the Company's executive officers to remain with the Company during the implementation of its new business model. The size of the individual grants were determined based upon the relative salary level and responsibilities of the recipients, years of service, the number of options currently held by the recipients and management's recommendation.

         THE CHIEF EXECUTIVE OFFICER'S 2000 COMPENSATION

         The Chief Executive Officer's Compensation during 2000 was fixed by a negotiated employment contract entered into in August 1, 1996. During 2000, the Compensation Committee recommended, and the Board approved, an increase in the base salary under the contract from $225,000 to $250,000, effective July 1, 2000. In early 2001, the term of the contract was extended to July 31, 2003. The Compensation Committee deemed the salary increase to be appropriate in view of the additional efforts required under the new business model. The Committee also noted that the increase was necessary to allow the Chief Executive Officer's salary to remain competitive with that of other chief executive officers in other public companies of similar size and nature, given that his salary had remained the same since 1997. Mr. Gallant was awarded options in 2000 using the criteria set forth above under "Stock Options and Long-Term Compensation" with respect to the other executive officers.

         DEDUCTIBILITY OF EXECUTIVE COMPENSATION

         Section 162(m) of the Internal Revenue Code of 1986, as amended, restricts the deductibility of executive compensation paid to the Company's Chief Executive Officer and any of the four other most highly compensated executive officers at the end of any fiscal year to not more than $1 million in annual compensation (including gains from the exercise of certain stock option grants). Certain performance-based compensation is exempt from this limitation if it complies with the various conditions described in Section 162(m).

         The Compensation Committee does not believe that the components of the Company's compensation program are likely to result in payments to any executive officer in any year which would be subject to the restriction on deductibility and has concluded that no action with respect to qualifying such compensation for deductibility is necessary at this time. The Compensation Committee intends to continue to evaluate from time to time the advisability of qualifying future executive compensation programs for exemption from the Section 162(m) restriction on deductibility.

COMPENSATION COMMITTEE:         WAYNE A. JOHNSON, II
                                WILLIAM D. MARONEY
                                BERTRAND R. WILLIAMS, SR.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee is composed of Wayne Johnson II, William
D. Maroney and Bertrand R. Williams, Sr., none of whom is or has been an officer or employee of the Company. During 2000, Wayne Johnson II performed legal services for the Company for which he received $7,806.

STOCK PERFORMANCE GRAPH

       The following graph compares the percentage change in the cumulative total shareholder return on the Company's Common Stock during the period beginning January 1, 1996 and ending on December 31, 2000 with the Standard and Poor's 500 Stock Index (the "S&P 500") and a published industry index (the "MG Group") comprised of over 100 companies in the medical instruments business. The graph assumes that the value of the investment in the Common Stock, the S&P 500, and the MG Group index was $100 on December 31, 1995 and that all dividends were reinvested.

                                    [GRAPH]

                                            1995       1996       1997       1998       1999       2000
                                            ----       ----       ----       ----       ----       ----
American Medical Technologies, Inc.        $100.00    $218.18    $185.23    $134.09    $54.55     $60.22
MG Group Index                             $100.00    $106.59    $121.43    $157.47   $149.71    $171.92
S&P 500 Index                              $100.00    $122.96    $163.98    $210.84   $255.22    $231.98

                             INDEPENDENT ACCOUNTANTS

GENERAL

       The accounting firm of Ernst & Young, LLP has acted as independent accountants to audit the financial statements of the Company and its consolidated subsidiaries since 1989. The Audit Committee has not yet completed its evaluation of the 2000 audit process. As a result, the selection of the independent accountants to audit the financial statements of the Company for 2001 will be made by the Board of Directors at a later date. Representatives of Ernst & Young, LLP are expected to be present at the Annual Meeting and to be available to respond to appropriate questions. Such representatives will have the opportunity to make a statement if they desire to do so.

AUDIT FEES

         Ernst & Young, LLP billed the Company a total of $109,620 for professional services in connection with the audit of the 2000 financial statements.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         Ernst & Young, LLP did not bill the Company during 2000 for operating, designing or supervising the Company's computer, financial or information systems.

ALL OTHER FEES

         Ernst & Young, LLP billed the Company a total of $23,641 for other services rendered during 2000. Substantially all of these fees related to tax planning and tax return preparation. The Audit Committee of the Board does not consider the provision of the services described above by Ernst & Young, LLP to be incompatible with the maintenance of Ernst & Young, LLP's independence.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Based solely upon a review of Forms 3, 4 and 5 and amendments thereto and written representations furnished to the Company, the Company's officers, directors and ten percent owners timely filed all required reports for 2000 pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended.

                             STOCKHOLDER PROPOSALS

       Any stockholder proposal intended to be presented at the 2002 Annual Meeting of Stockholders which is eligible for inclusion in the Company's proxy materials for that meeting under the applicable rules of the Securities and Exchange Commission, must be received by the Company no later than November 26, 2001 in order to be considered for inclusion in the Company's proxy materials for such meeting. The Company expects the persons named as proxies for the 2002 Annual Meeting of Stockholders to use their discretionary voting authority to the extent permitted by law with respect to any proposal presented at that meeting by a stockholder who does not provide the Company with written notice of such proposal on or before February 16, 2002.

                                        By Order of the Board of Directors,




                                        John E. Vickers, III, Secretary

Corpus Christi, Texas
March 27, 2001

                                                                      APPENDIX A

                       AMERICAN MEDICAL TECHNOLOGIES, INC.
                             AUDIT COMMITTEE CHARTER

ORGANIZATION

This charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and obtain the approval of the board of directors. The committee shall be appointed by the board of directors and shall comprise at least three directors, each of whom are independent of management and the Company. Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All committee members shall be financially literate, and at least one member shall have accounting or related financial management expertise.

STATE OF POLICY

The audit committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community and others. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors and management of the Company.

RESPONSIBILITIES AND PROCESSES

The primary responsibility of the audit committee is to oversee the Company's financial reporting process on behalf of the board and report the results of their activities to the board. The committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices and ethical behavior.

The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

o The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the audit committee, as representatives of the Company's shareholders. The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, recommend the replacement of the independent auditors. The committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the committee shall review and recommend to the board the selection of the Company's independent auditors.

o The committee shall discuss with the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the committee shall discuss with management, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the committee shall meet separately with the independent auditors, with and without management present, to discuss the results of their examinations.

o The committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

o The committee shall review the interim financial statements with management and the independent auditors prior to reporting quarterly results and filing of the Company's Quarterly Report of Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The chair of the Committee may represent the entire Committee for the purposes of this review.

Adopted by the Board of Directors effective April 1, 2000.




                                       /s/ John Vickers, III
                                       John Vickers, III
                                       Secretary

                       AMERICAN DENTAL TECHNOLOGIES, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                        OF AMERICAN DENTAL TECHNOLOGIES, INC.

I (we) hereby constitute and appoint Ben J. Gallant and John E. Vickers, III, and each of them, attorneys, agents and proxies with power of substitution to vote all of the shares of common stock of American Dental Technologies, Inc. ("American Dental") that I am (we are) entitled to vote at the Annual
Meeting of Stockholders of American Dental, to be held at the Town Club, 6th Floor, 800 N. Shoreline Dr., Corpus Christi, Texas on Wednesday, May 2, 2001, at 10:00 a.m., local time, and at any adjournments thereof, upon all matters set forth on the reverse side of this card, all of which are being proposed by American Dental.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED; IF NO DIRECTION IS MADE WITH RESPECT TO A NOMINEE OR A PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH NOMINEE OR PROPOSAL.

In their discretion, the proxies are also authorized to vote upon such other matters as may properly come before the meeting, if any.

I (we) acknowledge receipt of the Notice of Annual Meeting of Stockholders, the 2001 Proxy Statement dated March 27, 2001 and the 2000 Annual Report to Stockholders and ratify all that the proxies or either of them or their substitutes may lawfully do or cause to be done by virtue hereof and revoke all former proxies.


HAS YOUR ADDRESS CHANGED?                          DO YOU HAVE ANY COMMENTS?

----------------------------------------------     ------------------------------------

----------------------------------------------     ------------------------------------

----------------------------------------------     ------------------------------------

                                              PROXY

/X/ PLEASE MARK CHOICE AS IN THIS EXAMPLE.

1.   Election of directors:                        / /     / /         / /
                                                   For     Withhold    For All Except
     Wayne A. Johnson, II
                                                   ------------------------------------
     John E. Vickers, III
                                                   ------------------------------------
     William S. Parker
                                                   ------------------------------------

Please be sure to sign and date this proxy card.

----------------------------------------------     ------------------------------------
Stockholder sign above                             Co-owner sign above

Date:
     ----------------------------


Note: Please sign exactly as name(s) appear(s) on stock records. When signing as attorney, administrator, trustee, guardian, administrator or corporate officer, please so indicate.

                                                  Mark box at right if / /
                                                  comments or address
                                                  change has been noted on
                                                  the reverse side of this card.